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                                                                   EXHIBIT 99
                                                                   PRESS RELEASE



              OAK TECHNOLOGY SPECIAL COMMITTEE DOES NOT RECOMMEND
                             GOLD ACQUISITION GROUP
                     BUYOUT PROPOSAL TO BOARD OF DIRECTORS

SUNNYVALE, Calif., December 14, 1998 -- Oak Technology, Inc. (the "Company") (NASDAQ: OAKT), a provider of high-performance semiconductors, today announced that on December 12, 1998, a letter was delivered by the Special Committee appointed by the Company's Board of Directors to Mr. David Tsang containing a response to the buyout proposal presented by him on behalf of Gold Acquisition Group ("Gold") on November 13, 1998. The following is the complete text of the letter submitted by the Special Committee to Mr. Tsang:

The Special Committee has carefully reviewed the proposal delivered to Oak Technology, Inc. (the "Company") by Gold Acquisition Group ("Gold") by letter dated November 13, 1998. Based on our review, and taking into account the advice and analysis of the Special Committee's independent financial, consulting and legal advisers, we have concluded that the price proposed by Gold does not reflect the long-term value of the Company, and that the long-term values achievable by the Company are higher, by an order of magnitude, than the price proposed by Gold.

We believe that the Company's recent depressed stock price does not reflect the benefits achievable from the Company's new business initiatives and from the restructuring measures discussed by the Company's Board of Directors earlier this fall. We therefore believe it would not be in the best interests of the Company or its stockholders to pursue a sale of the Company at this time.

Because our conclusions concerning the Company's long-term value differ so significantly from the amount proposed by Gold, and because a protracted process is likely to create undesirable distraction from the Company's business and undesirable uncertainty among employees, customers and suppliers who are important to the Company's success, we believe it would not be productive to pursue discussions relating to Gold's November 13 proposal.

Accordingly, the Special Committee has determined that it will not recommend the Gold proposal to the Company's full Board of Directors. In these circumstances, we suggest that Gold's November 13 proposal be withdrawn and we appeal to you, as a founder and chief executive officer of the Company and as chairman of the Company's Board, to rejoin with us in the task of building the Company's long-term value for the benefit of all stockholders.


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The letter was signed by Mr. Young K. Sohn and Mr. Timothy Tomlinson who constituted the Special Committee of the Board of Directors of the Company.

# # #

Except for the historical information contained herein, the matters set forth in this press release, such as statements relating to the Company's long term value, are forward-looking statements that are subject to risks and uncertainties that may cause actual results to differ materially. These risks include the Company's ability to diversify its product and market base by developing and introducing new products within designated market windows at competitive price and performance levels, the willingness of prospective customers to design the Company's products into their products, ability of the Company to maintain adequate price levels and margins with respect to its products, the ability to effect and implement restructuring measures and manage changing operations, the Company's ability to attract and retain qualified management and technical personnel, and other risks detailed in the Company's most recent SEC Forms 10-K and 10-Q.

ABOUT OAK TECHNOLOGY

Founded in 1987, Oak Technology, Inc. designs, develops and markets high-performance semiconductors and related software to original equipment manufacturers (OEMs) worldwide who serve the optical storage, consumer electronics, and digital office equipment markets. Oak has subsidiaries in Japan (Oak Technology K.K.); Taiwan (Oak Technology, Taiwan); Andover, Mass. (Pixel Magic, Inc.); Bristol, U.K. (Oak Technology Ltd.); and Munich, Germany (Oak Technology GmbH). The Company completed its initial public offering in February 1995. Additional information about Oak Technology and its products can be found on the World Wide Web at www.oaktech.com.

Oak Technology and the Oak logo are registered trademarks of Oak Technology, Inc. Pixel Magic is a trademark of Oak Technology. All other product names or company names are mentioned for identification purposes only, and may be trademarks of their respective owners.


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